Exhibit 10.20

2006 COMVERGE, INC. LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK GRANT AGREEMENT

THIS RESTRICTED STOCK GRANT AGREEMENT (this “Agreement”) is made as of the              day of             , 20             (the “Grant Date”), between Comverge, Inc. (the “Company”), and              (“Participant”).

1.	Grant of Restricted Shares. To carry out the purposes of the 2006 Comverge, Inc. Long-Term Incentive Plan (the “Plan”), and subject to the conditions described in this agreement (the “Agreement”) and the Plan, the Company, hereby grants to Participant all rights, title and interest in the record and beneficial ownership of ( ) shares (the “Restricted Shares”) of common stock, $0.001 par value per share, of the Company (“Stock”). The grant of such Restricted Shares shall be effective as of the Grant Date. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan, the terms of which are incorporated herein by reference. The Plan and this Agreement shall be administered by the Plan Committee.

2.	Issuance and Transferability. The Restricted Shares may be evidenced in such a manner as the Plan Committee shall deem appropriate. Any certificates representing the Restricted Shares granted hereunder shall be issued in the name of the Participant pursuant to the terms of the Plan as of the Grant Date and shall be marked with the following legend:

“The shares represented by this certificate have been issued pursuant to the terms of the 2006 Comverge, Inc. Long-Term Incentive Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of the Restricted Stock Grant Agreement dated             .”

Until restrictions lapse, the Restricted Share certificates shall be left on deposit with the Company along with a stock power (substantially in the form attached thereto as Exhibit A) endorsed in blank and shall not be transferable except by will or the laws of descent and distribution or pursuant to a domestic relations order. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Shares, prior to the lapse of restrictions that does not satisfy the requirements hereunder shall be void and unenforceable against the Company. Notwithstanding the foregoing, in the case of Participant’s Disability or death, Participant’s rights under this Agreement may be exercised by Participant’s guardian or legal representative.

3.

Vesting/Forfeiture. Participant shall vest in his rights under the Restricted Shares and any accumulated dividends described in Paragraph 5 hereof, and the Company’s right to reclaim such shares or dividends shall lapse, [INSERT VESTING SCHEDULE FROM

ALTERNATIVES ATTACHED] (the “Vesting Date(s)”), provided that Participant remains continuously employed by or in the service of the Company from the Grant Date to such Vesting Date. Notwithstanding the foregoing, however, all Restricted Shares not then vested shall vest immediately if Participant’s employment with or service to the Company terminates due to Participant’s Disability or death. In the event of a Change of Control prior to vesting, the Plan Committee may, in its sole discretion, accelerate vesting. If Participant’s employment with or service to the Company terminates other than by reason of Disability or death, the Restricted Shares (to the extent not then vested) shall be forfeited as of the date Participant’s employment so terminates. As soon as administratively feasible following the vesting of the Restricted Shares, a Stock certificate evidencing the vested Restricted Shares, less the amount of Stock withheld pursuant to paragraph 7 hereof, shall be delivered without charge to the Participant, or his designated representative, free of all restrictions.

4.	Ownership Rights/Dividends. Participant shall be entitled to all voting rights applicable to the Restricted Shares. Any cash dividends that may be paid on the Restricted Shares after the Grant Date shall be accumulated and held in an account or in escrow and held by the Company until such time as Participant shall vest in the Restricted Shares as described in paragraph 3 above. Participant shall receive a cash payment equal to the portion of the dividends paid (reduced by the amount of any taxes required to be withheld with respect to such payment) with respect to the Restricted Shares as they become vested. All accumulated dividends attributable to unvested Restricted Shares shall be forfeited, if and to the extent that the underlying Restricted Shares are forfeited.

5.	[Definitions. For purposes of this Agreement, the following definitions apply:

(a) “Noncompetition Period” means the period beginning on the date of this Agreement and ending one year after the date Participant’s employment with the Company ends or is terminated for any reason.

(b) “Restricted Activities” means the provision of [services] similar to the services Participant provides to the Company [during [the last three years of] Participant’s employment with] the Company.

(c) “Restricted Business” means the business of providing energy load control or demand response products and services, energy capacity, or advanced metering solutions which Participant acknowledges and agrees is the business in which the Company is engaged.

(d) “Territory” means the [United States of America/[list particular states]], which Participant acknowledges is [included within] the geographic scope of the Company’s business and is the territory for or in which Participant performs services for the Company.

6.

Non-competition. As consideration for the Restricted Shares granted to Participant herein, Participant hereby covenants that he will not, within the Territory and during the Noncompetition Period, without the prior written consent of the Company, engage in any

Restricted Activities for or on behalf of any corporation, partnership, venture or other business entity which is engaged in the Restricted Business.

7.	Reasonable And Necessary Restrictions. Participant acknowledges that during the course of his employment with the Company he has received and will receive and has had and will have access to Confidential Information and Trade Secrets of the Company (as defined in the Proprietary Information and Inventions Agreement between Participant and the Company), including but not limited to confidential and secret business and marketing plans, strategies, and studies, detailed client/customer lists and information relating to the operations and business requirements of those clients/customers and, accordingly, he is willing to enter into the covenants contained in this Agreement in order to provide the Company with what he considers to be reasonable protection for its interests. Participant acknowledges that the restrictions, prohibitions and other provisions in this Agreement are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company, and are a material inducement to the Company to provide Participant with the Restricted Shares. Participant acknowledges and agrees that any breach of this Agreement by Participant will cause the Company irreparable injury for which money damages would be insufficient. As a result, Participant covenants and agrees that, in addition to all other remedies available to it, the Company shall be entitled to injunctive relief, without the necessity of posting a bond, to enjoin any breach or threatened breach of this Agreement.]

8.	Employment Relationship. For purposes of this Agreement, Participant shall be considered to be in the employment of or in service to the Company as long as Participant remains an Employee, Service Provider or Non-Employee Director of either the Company, a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company, or a corporation or a parent or subsidiary of such corporation assuming this Agreement. Any question as to whether and when there has been a termination of such employment or service, shall be determined by the Plan Committee in its sole discretion, and its determination shall be final.

9.	Withholding of Taxes. The Company shall have the right to take any action as may be necessary or appropriate to satisfy any federal, state or local tax withholding obligations, including, but not limited to, the right to withhold cash or shares of Stock sufficient to pay the amount required to be withheld and to cause such Stock to be sold and the proceeds remitted to the Company. In the event that the proceeds of such sale shall exceed the legally required withholding amount, the Company shall remit the difference in cash to Participant. In the event that the proceeds of such sale are less than the legally required withholding amount, the Company may withhold the difference from any cash or Stock then or thereafter payable to Participant. Participant agrees that, if he makes an election under Section 83(b) of the Code with regard to the Restricted Shares, he will so notify the Company in writing within two (2) days after making such election, so as to enable the Company to timely comply with any applicable governmental reporting requirements.

10.

Reorganization of the Company. The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof; the dissolution or liquidation of the Company; any sale or transfer of all or any part of its assets or business; or any other corporate act or proceeding, whether of a similar character or otherwise.

11.	Recapitalization Events. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (“Recapitalization Events”), then for all purposes references herein to Common Stock or to Restricted Shares shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Restricted Shares.

12.	Status of Common Stock. If required, the Company will register for issuance under the Securities Act of 1933, as amended (the “Act”), the shares of Common Stock acquired pursuant to this Agreement and to keep such registration effective. In the absence of such effective registration or an available exemption from registration under the Act, issuance of shares of Common Stock acquired pursuant to this Agreement will be delayed until registration of such shares is effective or an exemption from registration under the Act is available. The Company intends to use its reasonable efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available, Participant (or the person permitted to receive Participant’s shares in the event of Participant’s incapacity or death), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require assuring compliance with applicable securities laws. The Company shall incur no liability to Participant for failure to register the Common Stock or maintain the registration.

Participant agrees that the shares of Common Stock, which Participant may acquire pursuant to this Agreement, will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws, whether federal or state. Participant also agrees (i) that the certificates representing such shares of Common Stock may bear such legend or legends as the Plan Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the shares of Common Stock acquired pursuant to this Agreement on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of such shares.

13.	Severability. In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

14.	Certain Restrictions. By executing this Agreement, Participant acknowledges that he will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the terms of this Agreement or the Plan, or securities laws or any other applicable laws, rules or regulations.

15.	Amendment and Termination. Except as otherwise provided in the Plan or this Agreement, no amendment or termination of this Agreement shall be made by the Company without the written consent of the Participant.

16.	No Guarantee of Tax Consequences. The Company makes no commitment or guarantee to Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement.

17.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Participant has executed this Agreement, all as of the day and year first above written.

COMVERGE, INC.

By:	Date:

PARTICIPANT:

Date:

Address:

Exhibit A

STOCK POWER

FOR VALUE RECEIVED,                              (“Transferor”) hereby sells, assigns and transfers unto Comverge, Inc.,              shares of the common stock, value $0.001 per share (“Common Stock”), of Comverge, Inc., (the “Company”), which shares of Common Stock are represented by certificate no(s).            , and hereby irrevocably appoints                                                                           as attorney-in-fact to transfer such shares of Common Stock on the books of the Company, with full power of substitution on the premises.

Dated:

TRANSFEROR:

Printed Name:

VESTING SCHEDULE ALTERNATIVES

1.	New Employee Vesting

a.	25% of total grant vests 1 year after grant date

b.	Remaining grant vests in 12 equal quarterly installments

2.	12 Equal Quarter Vesting

a.	Entire grant vests in 12 equal quarterly installments beginning 90 days after grant date

3.	General Vesting

a.	Entire grant vests in 16 equal quarterly installments beginning 90 days after grant date

4.	General Vesting - Forfeitable

a.	Entire grant vests in 16 equal quarterly installments beginning 90 days after grant date

b.	All or portion of grant is forfeitable based on specific criteria for each employee

5.	Board = 8 Qtrs

a.	Entire grant vests in 8 equal quarterly installments beginning 90 days after grant date

6.	Board = 4 Qtrs

a.	Entire grant vests in 4 equal quarterly installments beginning 90 days after grant date

7.	Half Upon Issuance

a.	Half of grant is vested upon issuance

b.	Remaining half of grant vests in 8 equal quarterly installments beginning 90 days after grant date

8.	Immediately

a.	Entire grant vests immediately

9.	One-Third for 3 years

a.	1/3 of grant vests on each annual anniversary date of grant; beginning on first annual anniversary of grant